Elizabeth L. Gioia Vice President, Corporate Counsel
The Prudential Insurance Company of America 751 Broad Street, Newark, NJ 07102-3777 Tel 203 402-1624 elizabeth.gioia@prudential.com

April 20, 2026

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Pruco Life Insurance Company
Pruco Life Flexible Premium Variable Annuity Account
Post-Effective Amendments to Registration Statements on Form N-4
File Nos. 333-288864; 333-162680 and 811-07325

Members of the Commission:

I have acted as counsel to Pruco Life Insurance Company (the “Company”), in connection with the filing of Post-Effective Amendments to the above-referenced Registration Statements on Form N-4 under the Securities Act of 1933. Such registration statements relate to the contracts, riders, and endorsements (collectively, the “Contracts”) for the variable annuity contracts to be sold through certain selling broker-dealers and the related Market Value Adjusted Fixed Allocation investment options.

I have examined or caused to be examined such documents and reviewed or caused to be reviewed such questions of law as I considered necessary and appropriate for the purpose of rendering this opinion. In particular, I have reviewed the establishment of the Pruco Life Modified Guaranteed Annuity Account (the “Guaranteed Account”) by the Board of Directors of the Company as a non-unitized separate account for assets applicable to certain market value adjustment annuity contracts and the establishment and continued existence of the Pruco Life Flexible Premium Variable Annuity Account (the “Variable Separate Account”). On the basis of such examination and review, it is my opinion that:

(1) the Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Arizona and is duly authorized by the Insurance Department of that state to issue the Contracts;

(2) the Guaranteed Account has been duly created and is a validly existing as a non-unitized separate account pursuant to the provisions of the State of Arizona law;

(3) the Variable Separate Account is a duly authorized and existing separate account established pursuant to the provisions of applicable state law;

(4) the Contracts, when issued in accordance with the Registration Statements on Form N-4, will constitute legal, validly-issued and binding obligations of the Company; and

(5) to the extent so provided under the Contracts, that portion of the assets of the Variable Separate Account equal to the reserves and other contract liabilities with respect to the separate account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements.

Very truly yours,

/s/ Elizabeth L. Gioia

Elizabeth L. Gioia

Vice President, Corporate Counsel